EXHIBIT 5.1

OPINION OF COUNSEL

January 7, 2000

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 filed by JDS Uniphase Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 6, 2000 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 95,458 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Stock").

As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the shares of the Stock.

It is my opinion that, when issued, the shares of Stock that may be sold pursuant to the Registration Statement will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Christopher S. Dewees

Corporate Counsel